Filed Pursuant to Rule 433

Registration Statement No. 333-269823

Issuer Free Writing Prospectus dated April 11, 2023

Relating to Preliminary Prospectus dated March 27, 2023

This free writing prospectus relates to the public offering of common shares of Altamira Therapeutics Ltd. (the “Company”) and should be read together with the preliminary prospectus dated March 27, 2023 (the “Preliminary Prospectus”) that was included in Amendment No. 6 to the Registration Statement on Form F-1 (File No. 333-269823), which can be accessed through the following web link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1601936/000121390023023002/ea175730-f1a6_altamira.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting ThinkEquity at (877) 436-3673.

FiveT Loan Amendment

On February 4, 2022, Altamira Therapeutics Ltd. (the “Company”) entered into a convertible loan agreement, as amended on January 26, 2023 and March 9, 2023 (the “FiveT Loan”), with FiveT Investment Management Ltd., or FiveT IM, an affiliate of FiveT Capital Holding Ltd., or FiveT, pursuant to which FiveT IM agreed to loan to the Company CHF 5,000,000, which loan bears interest at the rate of 10% per annum.

On April 3, 2023, the Company and FiveT IM entered into an amendment to the FiveT Loan (the “FiveT Loan Amendment No. 5”), which amendment extends the maturity date of the FiveT Loan to May 31, 2023. The description of the FiveT Loan Amendment No. 5 set forth herein is qualified by the full text of the FiveT Loan Amendment No. 5, below.

September 2022 Loan Agreement Amendment

On September 9, 2022, the Company entered into a loan agreement with FiveT, Dominik Lysek and Thomas Meyer, the Company’s CEO (the “Lenders”), pursuant to which the Lenders have agreed to loan to the Company an aggregate of CHF 600,000.00 (the “September 2022 Loan Agreement”), which loan bears interest at the rate of 5% per annum.

On April 11, 2023, the Company and the Lenders entered into an amendment to the September 2022 Loan Agreement (the “September 2022 Loan Agreement Amendment”), which amendment extends the maturity date of the September 2022 Loan Agreement to May 31, 2023. The description of the September 2022 Loan Agreement Amendment set forth herein is qualified by the full text of the September 2022 Loan Agreement Amendment, below.

SemaPhore mRNA Delivery Platform

According to fresh data from the Beacon RNA database by Hanson Wade, the number of mRNA vaccines and therapeutics under development has now grown to more than 840, of which 356 are using some sort of LNP for delivery. While LNPs have been effectively and widely used especially for delivery of mRNA vaccines, they have certain limitations which prevent or restrict their use in various promising areas of therapeutic mRNA application. These limitations include predominant uptake by the liver following systemic administration, limited stability (requiring storage at ultralow temperatures), LNP-related toxicity and immunogenicity as well as poor endosomal release within cells (reported at only 1-2% of the payload).

Amendment No. 5 to

Convertible Loan Agreement

April 3, 2023

FiveT Investment Management Ltd.

Suite 5B201, 2nd Floor, One Nexus Way

Camana Bay, Grand Cayman KY1-1108

Cayman Islands

Ladies and Gentlemen:

Reference is made to the Convertible Loan Agreement dated February 4, 2022, as amended on January 26, 2023, March 9, 2023, March 23, 2023 and March 27, 2023 (the “Agreement”), between FiveT Investment Management Ltd. (the “Lender”) and Altamira Therapeutics Ltd. (the “AMTL”). The parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1.	Section 4 is amended and restated in its entirety as follows:

Subject to Sections 6 (Event of Default), 7 (Change of Control Transaction) and 8 (Conversion), the total outstanding principal amount under the Loan including all accrued and unpaid Interest thereon shall become due and payable in cash no later than May 31, 2023 (the Maturity Date).

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

ALTAMIRA THERAPEUTICS Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chairman and CEO

ACCEPTED as of the date first above written:

FIVET INVESTMENT MANAGEMENT LTD.

By:	/s/ Benjamin Kressler
Name:	Benjamin Kressler
Title:	Authorized Person

[Signature Page to Amendment No. 5 to Convertible Loan Agreement]

Amendment No. 1 to

Loan Agreement

April 6, 2023

FiveT Investment Management Ltd.

Suite 5B201, 2nd Floor, One Nexus Way

Camana Bay, Grand Cayman KY1-1108

Cayman Islands

Dominik Lysek

[**]

Thomas Meyer

[**]

Gentlemen:

Reference is made to the Loan Agreement dated September 9, 2022 (the “Agreement”), between FiveT Investment Management Ltd., Dominik Lysek and Thomas Meyer (the “Lenders”) and Altamira Therapeutics Ltd. (the “AMTL”). The parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1.	Section 4 is amended and restated in its entirety as follows:

Subject to Sections 6 (Event of Default) and 7 (Change of Control Transaction), the total outstanding principal amount under the Loan including all accrued and unpaid Interest thereon shall become due and payable in cash no later than May 31, 2023 (the Maturity Date).

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Lender	FiveT Investment Management Ltd.

Pfaeffikon, April 6th 2023	/s/ Benjamin Kressler
Place, date	Name:	Benjamin Kressler
	Function:	Authorized Person

Dominik Lysek

Windisch, April 11, 2023	/s/ Dominik Lysek
Place, date

Thomas Meyer	/s/ Thomas Meyer

Zuchwil, 11-APR-2023
Place, date

AMTL	Altamira Therapeutics Ltd.

Hamilton, April 11, 2023	/s/ Thomas Meyer
Place, date	Name:	Thomas Meyer
	Function:	CEO

Basel, 11.4.2023	/s/ Marcel Gremaud
Place, date	Name:	Marcel Gremaud
	Function:	CFO

[Signature Page to Amendment No. 1 to Loan Agreement]

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